FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-05

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)

At: Jul 14 2016 16:51:41

CGCMT 2016-P4 -- Final Pricing Details (Public)

621.096mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Barclays Capital Inc.

Co-Manager: Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	Spread	Coupon	Yield	$Px
A-1	Aaa(sf)/AAAsf/AAA(sf)	24.619	2.74	S+46	1.382	1.373	99.99970
A-2	Aaa(sf)/AAAsf/AAA(sf)	65.384	4.76	S+73	2.450	1.786	102.99823
A-3	Aaa(sf)/AAAsf/AAA(sf)	170.000	9.74	S+116	2.646	2.536	100.99458
A-4	Aaa(sf)/AAAsf/AAA(sf)	201.346	9.88	S+118	2.902	2.564	102.99875
A-AB	Aaa(sf)/AAAsf/AAA(sf)	43.461	7.28	S+110	2.779	2.331	102.99567
A-S	Aa3(sf)/AAAsf/AAA(sf)	48.678	9.95	S+135	3.075	2.737	102.99999
B	NR/AA-sf/AA(sf)	34.255	9.95	S+165	3.377	3.037	102.99698
C	NR/A-sf/A(sf)	33.353	9.95	S+275	4.134	4.137	99.25089

Anticipated Timing

Anticipated Closing:       Friday, July 29th

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Barclays Capital Inc., or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

-------------------------------------------------------------------------------

This communication is issued by a member of the Sales and Trading Department of Citigroup Global Markets Inc. and intended for institutional investors only. For important disclosures and disclaimers please see https://icg.citi.com/icg/data/documents/ST_ExternalDiscl.pdf. This message is for the internal use of the intended recipients and may contain information proprietary to Citi which may not be reproduced, redistributed, or copied in whole or in part without Citi's prior consent.